As filed with the Securities and Exchange Commission on February 7 , 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________
American Healthcare REIT, Inc.
(Exact name of registrant as specified in its charter)

Maryland	47-2887436
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

18191 Von Karman Avenue, Suite 300 Irvine, California 92612 (949) 270-9200
(Address and telephone number of registrant’s principal executive offices)

American Healthcare REIT, Inc. Second Amended and Restated 2015 Incentive Plan
(Full Title of the Plan)

Danny Prosky Chief Executive Officer, President and Director 18191 Von Karman Avenue, Suite 300 Irvine, California 92612 (949) 270-9200
(Address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by American Healthcare REIT, Inc., a Maryland corporation (the “Registrant”), for the purpose of registering 3,477,627 shares of common stock, $0.01 par value per share (the “Common Stock”), of the Registrant that may be issued under the American Healthcare REIT, Inc. Second Amended and Restated 2015 Incentive Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of the Form S-8 are not required to be filed, and are not being filed, with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and will be delivered to participants in the Plan in accordance with such rule.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission (excluding any portions of such documents that have been “furnished” but “not filed”) by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference into this Registration Statement:
•the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 17, 2023;
•the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023, and September 30, 2023, filed with the Commission on May 15, 2023, August 14, 2023 and November 13, 2023, respectively;
•the Registrant’s Current Reports on Form 8-K filed with the Commission on January 10, 2023, February 17, 2023, March 7, 2023, March 17, 2023, April 11, 2023, June 16, 2023, September 20, 2023, November 7, 2023, December 15, 2023 and January 30, 2024 (Item 5.03 only); and
•the description of the Common Stock included in the Registrant’s Registration Statement on Form 8-A (File No. 001-41951), filed with the Commission on February 6, 2024, including any subsequent amendments or reports filed to update such description.
In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant’s charter contains a provision that eliminates the liability of the Registrant’s directors and officers to the maximum extent permitted by Maryland law.
The Maryland General Corporation Law (“MGCL”) requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity against reasonable expenses actually incurred in connection with such proceeding. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless the following can be established: (1) an act or omission of the director or officer was material to the matter giving rise to the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer received an improper personal benefit in money, property or services; or (3) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
Under the MGCL, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL also permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
The Registrant’s charter requires the Registrant, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer of the Registrant or any of the Registrant’s subsidiaries who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer of the Registrant or any of the Registrant’s subsidiaries and at the Registrant’s request or at the request of any of the Registrant’s subsidiaries, serves or has served another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise as a director, officer, partner, manager, member or trustee and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.
The Registrant has also entered into indemnification agreements with each of the Registrant’s directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.
The partnership agreement of the Registrant’s operating partnership, the partnership of which the Registrant serves as the sole member of the sole general partner, also provides that, the Registrant, as general partner, are indemnified to the extent provided therein. The partnership agreement further provides that the Registrant’s directors, officers, and designees are indemnified to the extent provided therein.
The Registrant has purchased and intends to maintain insurance on behalf of all of the Registrant’s directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not the Registrant is required or have the power to indemnify them against the same liability.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Registrant for liability arising under the Securities Act, the Registrant has been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1
Fourth Articles of Amendment and Restatement of Griffin-American Healthcare REIT IV, Inc., dated October 1, 2021 (included as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-55775) filed October 1, 2021 and incorporated herein by reference)

4.2
Articles of Amendment (Reverse Stock Split) of American Healthcare REIT, Inc., dated November 15, 2022 (included as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-55775) filed November 16, 2022 and incorporated herein by reference)

4.3
Articles of Amendment (Par Value Decrease) of American Healthcare REIT, Inc., dated November 15, 2022 (included as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 000-55775) filed November 16, 2022 and incorporated herein by reference)

4.4
Amended and Restated Bylaws of American Healthcare REIT, Inc. (included as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-55775) filed February 17, 2023 and incorporated herein by reference)

4.5
Articles Supplementary (Common Stock Reclassification) of American Healthcare REIT, Inc., dated January 26, 2024 (included as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-55775) filed January 30, 2024 and incorporated herein by reference)

4.6
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (included as Exhibit 4.1 to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form S-11 (No. 333- 267464) filed January 2, 2024)

5.1	Opinion of Venable LLP
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2	Consent of Venable LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of the Registration Statement)
99.1
American Healthcare REIT, Inc. Second Amended and Restated 2015 Incentive Plan, effective as of June 15, 2023 (included as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-55775) filed August 14, 2023 and incorporated herein by reference)

107	Calculation of Filing Fee Table

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

		(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

		(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

	(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on February 7, 2024.

AMERICAN HEALTHCARE REIT, INC.

By:	/s/ DANNY PROSKY
Danny Prosky
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned directors and officers of American Healthcare REIT, Inc. constitutes and appoints each of Danny Prosky, Brian S. Peay and Mark E. Foster or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that the said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ DANNY PROSKY	Chief Executive Officer, President and Director (Principal Executive Officer)	February 7, 2024
Danny Prosky

/s/ BRIAN S. PEAY	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 7, 2024
Brian S. Peay

/s/ JEFFREY T. HANSON	Non-Executive Chairman of the Board of Directors	February 7, 2024
Jeffrey T. Hanson

/s/ MATHIEU B. STREIFF	Director	February 7, 2024
Mathieu B. Streiff

/s/ SCOTT A. ESTES	Director	February 7, 2024
Scott A. Estes

/s/ BRIAN J. FLORNES	Director	February 7, 2024
Brian J. Flornes

/s/ DIANNE HURLEY	Director	February 7, 2024
Dianne Hurley

/s/ MARVIN R. O’QUINN	Director	February 7, 2024
Marvin R. O’Quinn

/s/ VALERIE RICHARDSON	Director	February 7, 2024
Valerie Richardson

/s/ WILBUR H. SMITH III	Director	February 7, 2024
Wilbur H. Smith III